PEOPLES HERITAGE FINANCIAL GROUP, INC.               NEWS RELEASE



                           For Immediate Release
                     For Further Information, Contact
             Brian Arsenault, Corporate Communications Officer
                              (207) 761-8517



Peoples Heritage Announces Sale of $100 Million of 9.06% Capital Securities


     Portland, Maine, January 29, 1997 -- Peoples Heritage Financial Group, Inc. (NASDAQ:PHBK) announced today the private sale of $100 million of 9.06% Capital Securities to be issued by Peoples Heritage Capital Trust I, a statutory business trust sponsored by Peoples Heritage. The Trust recently was created under Delaware law solely to facilitate the issuance of the Capital Securities, loan the proceeds from the issuance of the Capital Securities to Peoples Heritage and engage in associated incidental activities.

     The proceeds from the sale of the Capital Securities will be used by the Trust to purchase from Peoples Heritage 9.06% Junior Subordinated Debentures due February 1, 2027. Peoples Heritage intends to use the proceeds from the issuance of the Junior Subordinated Debentures for general corporate purposes. The proceeds from the sale of the Capital Securities will qualify as Tier 1 capital under the capital guidelines of the Federal Reserve Board.

     The Capital Securities of the Trust have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.